Exhibit 99.4

U.S. Department of Transportation Pipeline and Hazardous Materials Safety Administration	1200 New Jersey Avenue, SE Washington, DC 20590

February 11, 2025

Mr. James Hosler

Assistant Deputy Director

Chief of Pipeline Safety and CUPA Programs

Department of Forestry and Fire Protection

Office of the State Fire Marshal

3780 Kilroy Airport Way, Suite 500

Long Beach, CA 90806

Re: Docket No. PHMSA-2025-0002

Dear Mr. Hosler:

On December 17, 2024, pursuant to 49 United States Code (USC) § 60118(d), the Pipeline and Hazardous Materials Safety Administration (PHMSA) received a notification letter from CAL FIRE – Office of the State Fire Marshal (OSFM), granting a waiver of 49 Code of Federal Regulations (CFR) § 195.452(h)(4)(iii)(H) to Sable Offshore Corp (Sable). This waiver will allow Sable to manage the risk of corrosion under insulation that may occur as a result of inadequate cathodic protection due to the shielding effects of the polyurethane foam insulation and the polyethylene tape wrap.

The OSFM granted the state waiver to Sable in accordance with the terms of the Consent Decree between Plains Pipeline, L.P. (Plains), the United States of America, and the People of the State of California, DOJ Case Ref. No. 90-5-1-1-1130, as well as for variance from the evaluation and remediation requirements of 49 CFR § 195.452(h)(4)(iii)(H) for 10.86 miles of 24-inch diameter pipeline (Sable CA-324) between Las Flores Canyon and Gaviota, California. The state waiver requires Sable comply with over 60 conditions, including this pipeline be hydrostatically tested using a “spike” hydrostatic test prior to putting the pipeline into operation, and the pipeline be inspected with ultrasonic thickness wall measurement and ultrasonic shear wave crack detection in-line inspection tools capable of assessing seam integrity and detecting corrosion, deformation, and cracking-type anomalies within seven days of achieving initial steady state operation of the pipeline. Thereafter, the pipeline must be reassessed at least every year.

Pursuant to 49 USC § 60118(d), PHMSA does not object to granting of this waiver by the OSFM for the Sable CA-324 pipeline. PHMSA requests that a copy of OSFM’s final waiver to Sable be forwarded to PHMSA within 30 days of the issuance.

If you wish to discuss this or any other pipeline safety matter, my staff would be pleased to assist you. Please contact Max Kieba, Director of Engineering and Research Division at 202-493-0595, for technical matters.

Sincerely,
ALAN KRAMER MAYBERRY	Digitally signed by ALAN KRAMER MAYBERRY Date: 2025.02.11 12:30:07 -05’00’

Alan K. Mayberry,
Associate Administrator for Pipeline Safety

PHMSA-2025-0002 – California Office of the State Fire Marshall	Page 2 of 2